Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Lightyear Network Solutions, Inc. on Form S-8 of our report dated March 31, 2010, with respect to our audits of the consolidated financial statements of Lightyear Network Solutions, LLC and Subsidiary as of December 31, 2009 and 2008 and for the years then ended appearing in the amended Form 8-K of Lightyear Network Solutions, Inc. filed on March 31, 2010.

/s/ Marcum llp

New York, NY
September 30, 2010